Exhibit 5.1

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

June 7, 2023

Mobileye Global Inc.
c/o Mobileye B.V.
Har Hotzvim, 13 Hartom Street
P.O. Box 45157
Jerusalem 9777513, Israel

Ladies and Gentlemen:

We have acted as special counsel to Mobileye Global Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (the “Abbreviated Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 4,025,000 shares of its Class A common stock, par value $0.01 per share (the “Class A Shares”), including 525,000 Class A Shares subject to the underwriters’ option to purchase additional shares, as described in the Registration Statement (which consists of up to 4,025,000 issued and outstanding shares of Class B common stock, par value $0.01 per share, to be exchanged for up to 4,025,000 Class A Shares stock in accordance with the Company’s amended and restated certificate of incorporation) (the “Exchange Shares”). The securities are to be purchased by certain underwriters and offered for sale to the public together with the securities registered pursuant to a Registration Statement on Form S-1 (File No. 333-272420) of the Company that was declared effective earlier today (the “Initial Registration Statement”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, when the Class A Shares have been issued and delivered in exchange for the Exchange Shares in accordance with the terms of the Underwriting Agreement referred to in the prospectus included in the Initial Registration Statement and incorporated by reference in the Abbreviated Registration Statement, and the Company’s amended and restated certificate of incorporation, the Class A Shares will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Abbreviated Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus included in the Initial Registration Statement and incorporated by reference in the Abbreviated

Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP